Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of WillScot Corporation on Form S-8, of our report, dated March 16, 2017 (which includes an explanatory paragraph relating to the Double Eagle Acquisition Corp.’s ability to continue as a going concern), relating to the balance sheets of Double Eagle Acquisition Corp. as of December 31, 2016 and 2015, and the related statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2016, and for the period from June 26, 2015 (date of inception) to December 31, 2015.

/s/ WithumSmith+Brown, PC

February 5, 2018